UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:   December 8, 2009

ICO Global Communications (Holdings) Limited
(Exact name of registrant as specified in its charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

Plaza America Tower I
11700 Plaza America Drive, Suite 1010
Reston, Virginia
(Address of principal executive offices, including zip code)

(703) 964-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

The disclosure provided in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Director or Certain Officers; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On December 8, 2009, ICO Global Communications (Holdings) Limited (“Company”) announced that Michael P. Corkery, the Company’s acting Chief Executive Officer and Executive Vice President, Chief Financial Officer, has resigned from all positions with the Company and its subsidiaries, effective December 31, 2009 (“Effective Date”), in order to pursue another career opportunity.  As a result, all employment arrangements between Mr. Corkery and the Company will terminate on the Effective Date.

Benjamin G. Wolff, 40, has been appointed Chairman of the Board of Directors of the Company effective immediately, and Chief Executive Officer effective December 31, 2009. Mr. Wolff is expected to serve as the Chief Executive Officer on an interim basis while the Company conducts a search for a permanent Chief Executive Officer. Mr. Wolff served as a Director of the Company from September 2005 until December 2008, and has served as Chairman of the Company’s subsidiary, DBSD North America, Inc., since December 2008. Mr. Wolff currently serves as Co-Founder and Co-Chairman of Clearwire Corporation (NASDAQ: CLWR), and served as Clearwire’s Chief Executive Officer until March 2009. In addition to his positions with Clearwire, Mr. Wolff serves as the President of the Eagle River group of investment companies and is a member of the Board of Directors and Executive Committee of CTIA. From January 1994 until April 2004, Mr. Wolff was a lawyer with Davis Wright Tremaine LLP, where he became a partner in 1998.

Craig O. McCaw, the Company’s former Chairman, will remain on the Board of Directors.

Mr. Wolff’s compensation is to be established and will be disclosed in a subsequent filing.

A copy of the Company’s press release announcing these changes is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated December 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO Global Communications (Holdings) Limited
(Registrant)

Dated: December 8, 2009	By:	/s/ John L. Flynn
John L. Flynn
Executive Vice President, General Counsel and Corporate Secretary